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                                                                      EXHIBIT 21


           SUBSIDIARIES OF CONSOLIDATED CAPITAL OF NORTH AMERICA, INC.

         Angeles Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Consolidated Capital of North America, Inc.

         Angeles Metal Trim Co., a California corporation and a wholly owned subsidiary of Angeles Acquisition Corp. (Angeles Metal Trim Co. does business as Angeles Metal Systems)

         California Building Systems, Inc., a Nevada corporation and a wholly owned subsidiary of Angeles Metal Trim Co.

         Bear Star Limited Liability Company, a Colorado limited liability company in which Consolidated Capital of North America, Inc. holds a 18.54% interest.